2013 Executive Compensation

On January 28, 2013, the Compensation Committee of the Board of Directors of Interactive Intelligence Group, Inc. (the “Company”) approved annual compensation arrangements, for the year beginning January 1, 2013, for those “Named Executive Officers” included in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 4, 2012, as follows:

Name	Title/Position
Donald E. Brown, M.D.	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

Stephen R. Head	Chief Financial Officer, Senior Vice President of Finance and Administration, Secretary and Treasurer (Principal Financial Officer)

Gary R. Blough	Executive Vice President of Worldwide Sales

Pamela J. Hynes	Vice President, Client Success and Education

Joseph A. Staples	Chief Marketing Officer, Senior Vice President of Marketing

            The information regarding the base salaries and performance bonuses for the Company’s Named Executive Officers, appearing in the Company’s’ Current Report on Form 8-K filed February 1, 2013, is incorporate herein by reference.

2013 Board of Director Compensation

            The Compensation Committee of the Board of Directors of the Company did not modify the annual compensation arrangements from 2012, for the period beginning January 1, 2013, for the Company’s non-employee Board of Director members. All other information regarding committee attendance fees and stock options for the Company’s non-employee Board of Director members, appearing in Exhibit 10.26 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, is incorporated herein by reference.